Exhibit 23.2

To Whom It May Concern:

We hereby consent to the use in the Registration Statement of Focus Universal Group Inc. on Form S-1 of our Report of Independent Registered Public Accounting Firm, dated July 28, 2015, on the balance sheet of Focus Universal Group Inc. as of March 31, 2015 and the related statements of operations, movement in stockholders’ deficit and cash flows for the year then ended which appear in such Registration Statement.

We also consent to the references to us under the headings “Experts” in such Registration Statement.

Very truly yours,

/s/ Cutler & Co. LLC

Cutler & Co. LLC

Wheat Ridge, Colorado

November 4, 2016